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                                                                   EXHIBIT 99.2

                         FLOWERS FOODS CONFERENCE CALL
                          FIRST QUARTER 2003 EARNINGS
                                  MAY 15, 2003
                                 8:30 A.M. EST

OPERATOR: Good morning, ladies and gentlemen and welcome to the Flowers Foods first quarter fiscal 2003 conference call. At this time all participants have been placed on a listen-only mode and the floor will be open for questions and comments following the presentation. If at any point you would like to register your question, you may do so by pressing one followed by four on your touch-tone telephone. It is now my pleasure to turn the floor over to your hostess Vice President of Communications and Investor Relations Ms. Marta Turner. Ms. Turner, the floor is yours.

MARTA TURNER, VICE PRESIDENT OF COMMUNICATIONS AND INVESTOR RELATIONS, FLOWERS
FOODS: Thank you, Mikala. Good morning, everyone. Thanks for joining our call.

Participating in our discussion today will be Amos McMullian, Flower Foods Chairman of the Board and Chief Executive Officer, George Deese, President and Chief Operating Officer, and Jimmy Woodward, Senior Vice President and Chief Financial Officer.

George and Jimmy will deliver prepared remarks, then Amos, George and Jimmy will be available to take your questions. At the end of the call George will make closing comments.

Before we discuss first quarter results, I want to point your attention to our press release and the mention that we are developing a disclosure policy that will soon be posted on our website. We intend to do this not only to honor our legal obligations but, even more importantly, to insure that all of our shareholders--at the same time and on an equal basis--have a clear, thorough and balanced picture of our business and where it's headed.

To that end, you should know our current intention is to provide only annual sales and earnings guidance for the company. While we do expect our quarterly earnings cycle to be more stable than in the past, given the seasonality that was required for the now sold Mrs. Smith's business, our philosophy is that focus on meeting quarterly earnings expectations is misplaced.

We expect to be successful in the long-term and our company will be managed to that end, not to quarterly hits and misses. While we will move to giving only annual guidance, we will provide you management's assessment of factors that could impact the company's performance during the year and even for the longer term.

We plan to continue hosting conference calls following our earnings releases, such as our call today, that are available via our website to everyone. We also will host at least three other events each year to help investors understand our business. These events will include the annual shareholders meeting, one company sponsored meeting in New York which we've tentatively scheduled for September 2003, and one plant visit which we expect to be early in 2004. Interested shareholders, potential shareholders and analysts are encouraged to attend each of those events in person. We'll also broadcast those events on our website as live video cast and the events will be archived as well.

Finally, any questions or requests for information will be coordinated by the Investor Relations department.


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Before I turn the call over to George, I must remind you that our presentation today may contain predictions, estimates or other forward-looking statements. Our use of the words expect, believe, or other such expressions will identify those forward-looking statements.

While we believe them to be reasonable, these statements are subject to risks and uncertainties that could cause actual results to differ materially. In addition to some of the matters we'll discuss during the call, important factors relating to our business are described in Flowers Foods filings with the SEC.

Now, I'm please to introduce Flowers Foods' President and Chief Operating Officer George Deese.

GEORGE DEESE, PRESIDENT AND COO, FLOWERS FOODS: Thank you, Marta. Good morning and welcome to Flowers Foods first quarter conference call.

As most of you know, on April 25th of this year, we completed the sale of Mrs. Smith's dessert business to the Schwan Food Company. I congratulate Schwan on their purchase of a fine organization of outstanding bakeries and a wonderful brand. With their knowledge of frozen business, Schwan will turn this into an outstanding acquisition for their company.

This transaction was just as good for Flowers Foods. We are now able to focus on our core business, bread, rolls and snack cake. And with the sale complete, our balance sheet is in excellent shape. Jimmy will discuss that in a minute along with first quarter results.

Before I turn the meeting to Jimmy, I want to say how proud I am of our company and how pleased I am about our prospects for the future. Flowers Foods has never been in a better position financially or operationally to take advantage of the changing opportunities in the marketplace.

Our press release noted that with Mrs. Smith's dessert sale, we added the frozen bread and roll business that we retained to our existing snack business. We have renamed that sales group Flowers Foods Specialty Group.

Now instead of three separate operating units, we have two distinct groups, Flowers Foods Bakery Group, which focuses on the fresh foods in the Sun Belt states, and Flowers Foods Specialty Group, which concentrates nationwide on frozen bread and rolls and fresh snack cakes.

With this structure, our sales groups have clearly defined missions and the flexibility to maximize marketing opportunities in their respective areas.

Now, let's hear from Jimmy Woodward, our Senior Vice President and Chief Financial Officer who will present our financial information.

JIMMY WOODWARD, SENIOR VICE PRESIDENT AND CFO, FLOWERS FOODS: Thank you and good morning. If you have our release available, we'll start with our consolidated statement of income.

As noted in the release, due to the sale of the Mrs. Smith's assets, we are presenting statements which reflect continuing operations of the Bakery and Specialty groups that George just mentioned and the Mrs. Smith dessert business that was sold is shown as a discontinued operation.

The consolidated income statement for continuing operations reflect the sales of $434.6 million, a 9.7 percent increase over last year's comparable period.

Acquisitions and volume increases primarily related to new products introduced this quarter under our Nature's Own and Cobblestone Mill bread brand each accounted for some 3.6 percent of the increase. The balance of the increase is due to our sales organization's focus on execution.

Our cost of goods sold of $213.6 million is 49.16 percent of sales which is 110 basis points higher than last year's comparable period as we did experience some higher ingredient costs and also higher employee-


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related costs. Our selling and marketing and administrative expenses of $182.5 million is 41.99 percent of sales which is slightly lower than last year.

We did have some administrative cost efficiencies here but those were offset by higher employee-related costs, in particular in the pension area and stock appreciation rights.

The depreciation and amortization for the continuing operations of $17.2 million is slightly lower than last year and this should continue to be about four percent of sales. We did incur a full quarter of interest expense, however, since the senior debt was paid upon closing the sale of Mrs. Smith's, the interest expense on the face of the statement is recorded in discontinued operations.

The interest income that you see on the face of the statement of some $900,000 represents interest income on the distributor notes which was offset by a small amount of interest expense on the continuing operations.

As we have previously disclosed in our SEC filings, the distributor notes carry a 12 percent interest rate and that is not fully reflected in interest income. We split that amount into an administrative fee that reduces selling, marketing and admin with the balance recorded as interest income.

The tax of $8.5 million represents an effective rate of 38.5 percent which we do expect to be our annual effective tax rate for financial reporting. As we noted in the release, our significant tax loss carry forwards are available for federal tax purposes and we don't expect federal tax cash to be paid this year.

The net income from continuing operations is $13.7 million or 3.14 percent of sales, which is the 44 cents per share that you see on the face of the statement.

The $19.3 million is the discontinued operations net of tax, which is the 62 cents loss that you see on the face of the statement related to the dessert business of Mrs. Smith that we sold. It includes the interest expense allocated to the discontinued operations from the senior debt and capital leases that were repaid with proceeds. And then there's an additional approximately $8 million of transaction-related costs.

In the April 24th (CORRECTION: 8-K WAS FILED ON MAY 9TH) Form 8-K that we filed, there was a footnote there that indicated we expect a transaction cost of some $27.8 million. 8 million of that is reflected in the first quarter.

Our second quarter results will reflect the discontinued operations loss on the sold business for the couple of weeks that we owned it in the second quarter. Interest expense from that period from the 19th to the 24th and the balance of those transaction costs that we did incur will be reported in the second quarter financial statements.

If you turn to the segment reporting page, I did want to make note the amount presented for the bakery group are consistent with prior year presentations. However, you should note that the movement of the hearth bread and roll plant in Tucker, Georgia from Mrs. Smith's to Flowers Bakeries during 2002, and the movement of the Birmingham, Alabama plant, which is a frozen bun plant from the Bakery Group to the Specialty Group in this current quarter, did require changes to prior years segment data to make all the numbers comparable.

The amount presented for the Specialty Group represent the prior Flowers Snack numbers that we have reported which then were combined with the Birmingham frozen bun plant numbers that had previously been in Bakeries and then we had to add the frozen bread and roll operations of Mrs. Smith's.

The determination of the frozen bread and roll split from the sold Mrs. Smith's dessert business required numerous cost allocations that have been made on a consistent basis in the numbers that you see. This is primarily in the administrative cost and in shipping cost where you had frozen bread and rolls shipped in combination with frozen desserts. So there were allocations made there.


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If you turn to the balance sheet, the balance sheet reflects the $244.3 million of the Mrs. Smith's dessert assets that were sold. These are the net assets, the fixed assets and tangible assets and inventory that were part of that sale.

In the transaction, we retained the accounts receivable and the accounts payable related to the dessert business so those amounts which are essentially awash, with each other, are in the other current assets line and the current liability line of the balance sheet. The proceeds of the sale when combined with cash on hand were used on April 24th to repay the senior secured credit facilities, you see on the balance sheet of $173.4 million.

We repaid the roughly $55 million of obligations under capital lease and then in the other debt line you see there's roughly $7.5 million shown as current that was also repaid on that date. Also, as we previously announced, we paid a $9 million amount to settle some Mrs. Smith's litigation related to a broker contract. And that $9 million is reflected in this balance sheet in the current liability section. So the combination of the net proceeds and the cash on hand were used to repay those debts.

We have presented a quarterly cash flow statement as our cash flow will be one of our significant strengths on an ongoing basis. You will note we had $11 million of capital spending in the quarter out of an estimated $40 million expected for the year.

The $14.5 million shown as acquisition net of cash acquired was the Bishop Baking acquisition we made early in the year. We did pay the $1.5 million dividend and the quarter one debt and capital lease payments of $9.3 million were scheduled payments made before the sale transaction.

So with that, I think that's a quick overview of the financial statements and I'll turn it back to George.

GEORGE DEESE: Thank you, Jimmy. I'm both pleased and grateful for our first quarter results.

In light of a weak economy, Flowers Foods 9.7 percent sales increase shows the strength of our operating philosophies.

Our acquisitions of Ideal Baking Company in Batesville, Arkansas and Bishop Baking Company in Cleveland, Tennessee added to our sales, customer and product bases. These companies fit ours very well. They represent the type of strategic acquisitions that Flowers management has used to grow our company since its early days.

Besides the impact from our acquisitions, sales this quarter also benefited from strong performance of Nature's Own soft variety bread brand and the growth of Cobblestone Mills super premium bread brand and Mrs. Freshly snack cake brands. We successfully introduced new Nature's Own new varieties earlier this year targeted to consumers looking for breads that meet their specific dietary needs, a reduced carbohydrate and a calcium plus loaf. These new items continue to strengthen the country's number one soft variety bread brand and showcase our efforts to develop and market bakery product that fits the consumer's changing needs.

Operationally, Flowers Foods is stronger than ever. Our bakeries are among the best in the country and we're constantly watching for ways to further improve our efficiencies through the latest baking technology.

Our company keeps on reaping the benefits of our efficiencies. Even though costs did go up in certain areas, as Jimmy mentioned, in our business, we were able to post record profits in both our sales groups.

While we attribute part of this to increased branded sales, our workforce and independent distributor network yields incredible service, our manufacturing efficiencies and our information technology also played critical roles in our profitability.


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In fact, our information technology has become one of our strongest competitive advantages. For example we now have more than 2,000 retail stores on our Pay-By-Scan program. Next year, we project to be up to the 3,000 level or roughly 30 percent of our sales will be on Pay-By-Scan program.

This system allows our independent distributors more time to display and merchandise our products and build strong business relations with our customers. Our customers also benefit from the streamlined administrative functions that Pay By Scan provides.

The Pay-By-Scan system, our sales data warehouse, and other IT tools we're developing are helping us work smarter and faster and allowing us to partner with our customers so we can help them become more profitable. From an operational standpoint, Flowers Foods is well positioned to serve the marketplace's needs for fresh and frozen bread, buns, rolls and snack cake.

Now I'll turn the meeting over to Amos and he will take your questions.

AMOS MCMULLIAN, FLOWERS FOODS: Thank you, George. We'll open it up for questions please.

OPERATOR: Thank you. The floor is now open for questions and comments. If you do have a question or a comment please press the number 1 followed by 4 on the your touch-tone telephone at this time. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. We do ask all participants to please utilize the handset for optimum sound quality. Please hold as we poll for questions. Our first question is coming from Mitch Pinheiro of Janney Montgomery Scott. Please go ahead.

MITCH PINHEIRO, JANNEY MONTGOMERY SCOTT: Good morning, everyone. I had a question, a very good quarter. The question I had is concerning your guidance. Looks like using the numbers in the press release, it's a rough range of $1.50 to $1.80. Do those numbers include the costs that you'll incur from moving the equipment from, you know, Crossville and the London cake lines and everything involving those logistics?

AMOS MCMULLIAN: Well, those studies are on the way. We have that in mind. There will be costs associated with that, with those projects. But that cost is not exactly -- the exact cost is not all that clear to us because we have not finalized our plans for exactly what will happen there. We are in the midst of that. There will be costs associated with it. Some of it, will be capitalized but others of it will be costs that will have to be absorbed out of operations.

MITCH PINHEIRO: How about, also the timing? When would you anticipate those moves to be made? Is it in the upcoming quarter or is it later in the year?

AMOS MCMULLIAN: No, a lot of it will go on at the end of this year, and then early into next year. It'll be late this year and early next year when all that activity will be going on.

MITCH PINHEIRO: OK. In terms of the repayment of your long-term capital lease obligations, how does that impact your income statement? Jimmy?

JIMMY WOODWARD: Mitch, it would have. The capital leases would have been interest expense and depreciation. So, those numbers would have been down in the discontinued operations, the depreciation and interest expense.

MITCH PINHEIRO: Is that why depreciation fell?

JIMMY WOODWARD: Well, on the face of the statement, the change in depreciation from the 17.4 last year to 17.2 this year would not be related to those equipment leases.


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MITCH PINHEIRO: OK. That's right. It was assumed that it was paid off at year end? Got you. Another question, I was looking at the 8-K, and in the purchase agreement, the purchase price I saw stated was $175 million, you know, your proceeds were $231 million. How do you get from one to the other?

JIMMY WOODWARD: Well the proceeds was a net proceeds calculation of the purchase price plus a net pre-paid and inventory amount. So the acquirer paid us cash for the pre-paids and the inventory of finished goods, raw materials, packaging, there were spare parts, et cetera.

MITCH PINHEIRO: So that's about, you know, roughly $55 million or so?

JIMMY WOODWARD: That's correct.

MITCH PINHEIRO: And there is still an upcoming adjustment within the next 90 days for inventory, prepayment adjustment?

JIMMY WOODWARD: Right. The contract, as you were noting, did call for the ultimate settlement or reconciliation of those pre-paids and inventories. We don't expect anything significant there, Mitch. You know with the system that we have, we were able to tie those down pretty tight.

Then as I mentioned in the call, we did retain the accounts receivable and accounts payable. The payables are being paid in due course and the accounts receivable, we certainly have focused efforts, certain of the customers are still customers of ours and we have efforts ongoing to make sure we collect those accounts receivable.

MITCH PINHEIRO: OK. Thanks. How about your net operating losses, did any get transferred in the sale? Or is it just an asset sale?

JIMMY WOODWARD: No, it was purely an asset sale. So we had, as I had mentioned before, we had some $140 million of operating losses and then we will have these expenses all netted together so we still have that operating loss carried forward.

MITCH PINHEIRO: OK. In terms of market conditions, fresh bread, George or Amos, can you talk, the recent trends on private label pricing, any competitive activity going on, you know, the level of competitive activity?

AMOS MCMULLIAN: There's always competitive activity going on, I promise you. But it's not any significant change from what it was last quarter or the quarter before.

MITCH PINHEIRO: So is private label just holding share? You seen any, I mean is it still 15, 17 percent?

AMOS MCMULLIAN: Our private label sales are about 14 percent of our sales. Private label is 14 percent of our sales.

MITCH PINHEIRO: OK.

AMOS MCMULLIAN: And that's relatively stable.

JIMMY WOODWARD: I think for the quarter, Mitch, 14 percent, it's the growth in the brand that changed, that put our percentage a little lower than what you heard us say before.

AMOS MCMULLIAN: That's correct.

MITCH PINHEIRO: OK. And pricing, you talked about it in the quarter 9.7 sales growth with 3.6 each from acquisition and I guess that's volume, the 2.5 percent, is that pricing? You called it something else. I can't remember how you phrased it.


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JIMMY WOODWARD: Well, what I said was it had to do with the effective execution which would involve anything from lower stale returns which, you know, that increases our net sales number to product mix, et cetera.

MITCH PINHEIRO: Was there any pricing?

AMOS MCMULLIAN: Were no significant price increases in the quarter, no.

MITCH PINHEIRO: OK. Thank you.

OPERATOR: Our next question is coming from Leonard Teitelbaum of Merrill Lynch. Please go ahead.

LEONARD TEITELBAUM, MERRILL LYNCH: Good morning. I heard some cities, I didn't even realize were in the United States here so it's a good lesson this morning. I have a couple of questions. One, I don't know if you answered to Mitch or not what the depreciation expense for the year is going to be? Do we annualize this quarter?

JIMMY WOODWARD: Yes. If you annualize the $17.2 million, that would give you --

LEONARD TEITELBAUM: Because I had it pegged at considerably lower and don't know I put in enough for Bishop. How much is tributable to Bishop?

JIMMY WOODWARD: I don't have that number.

LEONARD TEITELBAUM: I believe it's significant.

JIMMY WOODWARD: Well, it was only the $14 million purchase price.

LEONARD TEITELBAUM: It can't be anything. I'll work it out with you offline, but I had a number considerably less. Second of all, if my cash flow numbers are right, you're going to have a lot of money to buy in stock. And I know one of the reasons that I was a little off this quarter was that I had fewer shares outstanding. I wonder if you can give us guidance on where you think you're going to be or what your plans are for share repurchase? Are we going to be around 30 million, are we going to be around 26 million, 28 million? Where do you think we ought to be for the year?

AMOS MCMULLIAN: That's a hard question to answer and one that I really can't. It's unanswerable at this time. The cash that we are going to generate is going to be largely unencumbered.

LEONARD TEITELBAUM: Right.

AMOS MCMULLIAN: And that cash will be put to work either on capital projects or on dividends or on stock repurchases or on acquisitions. And we'll weigh and measure that as we go forward in each quarter going forward, based on what's happening in the marketplace, what's happening in our company and what seems to be the appropriate or best alternative for the use of that money at that given time.

So you know, you could conceivably make a major acquisition and not buy any stock back. The earnings per share would go up by the synergies and earnings of the company that's acquired. Or you might not make an acquisition and you take that cash flow and buy shares and earnings per share would go up because you have reduced shares or it could be combinations thereof. It's not a predetermined number that will depend on circumstances as we go forward.

LEONARD TEITELBAUM: Don't you have an authorization in place now?

AMOS MCMULLIAN: I do indeed. We have an authorization for 5 million shares repurchase.

LEONARD TEITELBAUM: OK. And how much have you, and you haven't exercised any of it, right?


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AMOS MCMULLIAN: We have not exercised any of it because we could not under the previous, until the transaction went through and our debt was gone and therefore the restrictive covenants were gone.

LEONARD TEITELBAUM: So I got 5 million open to buy here, do you have -- why don't you rank for us your priorities for cash from where you're sitting. You and George sitting there saying that we prefer, what's number one on your list? Acquisitions? Dividend increases? How would you rank the three? Down from the low on my shares outstanding for sure.

AMOS MCMULLIAN: They are all important. We certainly believe in capital spending. You've heard that from us for all of the years that you've been associated, we believe in keeping our plants as efficient as you can.

The cost side that weighs in, we focus on all the time. The price side is important but the cost side is equally as important, perhaps even more so important. Certain costs go up and down like wheat goes up and goes down. Other costs just go up. They don't ever go down. Social security, healthcare and all those things.

You've either got to pass that cost on or you've got to absorb it. If you pass it on, even if your competition will let you pass it on, the consumer may not. The consumer has a price point out there where they consider that product as a good value. And if you get you're price above that price point, you're in trouble.

So we believe in capital spending so that you can absorb those cost increases through productivity increases rather than just passing it on in price. So, when you say is capital spending more important than acquisitions? No, but it's very important.

We believe in dividends. We like dividends. You look at our history and we've paid dividends and for one time there, we increased dividends every quarter for 20 years. We believe that dividends allow the shareholder to participate in the success of the company without having to sell their stock. Now we also know that dividends are a terribly taxed inefficient way to reward the shareholders. Hopefully the president's suggestion, recommendations to the Congress of eliminating double taxation on dividends will be passed and that will be a much more tax efficient way of rewarding our shareholders. So dividends are very important to us along with capital spending.

So you look at acquisitions. We've grown the company through acquisition not just because we want to grow the company, but we have opportunities to strengthen the company and clearly, Bishop and Batesville, that we bought, acquired in the last twelve months, were examples on that. There are others out there. They may or may not work out. If they do, we would assign a high priority to those because it does strengthen our company. There are other acquisition possibilities that would be attractive to us.

So how do you rank that above the dividends? They are all important to us. And then certainly the stock buyback is important to us and it was something that I was concerned about during the time that we sold Keebler and turned Flowers Foods into a new company until today because we did have our financial restrictions and could not buy the stock. And as you know, we had some days when the stock was very cheap and it was unfortunate the company couldn't buy stock back at that time but we were thinking it should, so that is important to me, too.

We are in a situation here where the company is in good shape. Our balance sheet is in the best shape it's been in the 40 years since I've been here and operationally we're doing as well as we've ever done or better. So we're at a point where we are in a great position. If the marketplace wants to buy the stock, great. But if they don't, we are positioned where we can. So it's equally great. We were not in that position the last two years. That's important to me, too. I know I didn't answer your question but it answers it as well philosophically as I can.

LEONARD TEITELBAUM: That's OK. I forgot the question. Let me just ask, real quick, and then we'll let Bill and the other guys --- if I take a look at percentages from the first quarter, Jimmy, are those the


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percentages that we should use going forward in terms of SG&A expense and unallocated general expense and use about $4 million for net interest income for the year?

JIMMY WOODWARD: Yes, I think so.

LEONARD TEITELBAUM: So stay with the percentages and use about $4 million interest income net.

JIMMY WOODWARD: Right. There again, we, what we've done in the release is just purely given a sales and net income guide, and then I think you can fill in with the percentages.

LEONARD TEITELBAUM: Thank you.

OPERATOR: Our next question is coming from Terry Bivens of Bear Stearns. Please go ahead, sir.

TERRY BIVENS, BEAR STEARNS: Good morning, everyone. Amos, I know you dodged the share repurchase question. Let me just ask you, would you consider the stock attractive at current levels?

AMOS MCMULLIAN: Yes.

TERRY BIVENS: And a question, my question this morning was on Merita. There's been a lot of talk of course from your rival there, Interstate Bakeries about how a heretofore pretty stable brand gave them a lot of trouble. What have you seen in changes from Merita over the past quarter or so?

AMOS MCMULLIAN: No changes last quarter that I'm aware of.

TERRY BIVENS: OK. Nothing in terms of higher promotion, marketing, that kind of thing?

AMOS MCMULLIAN: As I said earlier, the competitors will always be with us and they are out there. But I don't know that there's anything new or different or unusual.

TERRY BIVENS: OK. One thing I noticed. I was in a Wal-Mart super center in North Carolina last weekend and it does seem as though they are ordering more of the, you know, Sara Lee has this new line of premium breads out of course. Has that affected your business any at all? What's your view of that launch?

AMOS MCMULLIAN: Well, Terry, I'll let Sara Lee talk about their business and I'll talk about mine. We can't be unmindful of competitive activity. But we try to spend most of our time focused on what our game plan is and what we are trying to attempt and do that. Now sometimes you have to quit doing what you want to do to react to a competitive situation. But things are pretty stable right there. There's nothing going on that we have to change our game plan.

TERRY BIVENS: OK. Great. That's it. Thank you.

OPERATOR: Once again, ladies and gentlemen, the floor does remain open for your questions. If you do have a question or comment, please press the numbers 1 followed by 4 on your touch-tone telephone at this time. Our next question is coming from Bob Cummins of Shields and Company. Please go ahead.

AMOS MCMULLIAN: Good morning, Bob.

BOB CUMMINS, SHIELDS & COMPANY: I'm sure as you said that you do pay attention to what the competition are doing and based on that, I'm sure you're aware that your competition are not doing well, specifically Sara Lee and Interstate reporting sharp declines in earnings on their bakery business. Are there differences in their business that account for that? Is it simply that you run your business more effectively and therefore doing better than they are? Can you just sort of discuss the differences between Flowers and companies of that kind?


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AMOS MCMULLIAN: It is a good question and I'll do the best I can to answer it as briefly as I can but it won't be brief.

The difference is in our philosophy. We are essentially selling the same products in the same market at the same prices to the same customers. So there are a lot of similarities in our business, but there are lots of differences. We focus on quality products. We focus on giving outrageously good service. We focus on keeping our plants current with the latest technology so that we can be the least cost producer.

We have changed our program to where to we have independent distributors which is a more highly motivated, independent, small business man and we try to give good value to the consumer. And the way is by keeping our costs in line. So it's a culmination of the things that has been our philosophy that we worked at over decades. Not just focusing on the price side but focusing on the cost side as well.

To put in the equipment or the innovations that give you those productivity increases that help you reduce costs or absorb costs so you don't have to pass it on. So if you're trying to find the product that fits a particular segment of the market, be sure it's great quality, that you've got good value to the consumer, and that you've got good service to your customer, and that you've got a good, motivated workforce who believes in the things that we believe in, and that they're rewarded when the company is rewarded. And you've got a management team that bought into the philosophy and is dedicated to the success of the company, then these things work out.

It is also execution. And it is the management team that does that execution and a brilliant plan poorly executed is not nearly as good as a mediocre plan well-executed. And I think we've got a management team that has been with the company a long time. They are experienced, they understand the industry, they understand the company and they do a good job of implementing our philosophies.

BOB CUMMINS: Just let me follow-up. Do you feel you have any excess capacity in your system? Have you looked at the possibility of consolidating any facilities or you know, further improving you efficiency by maybe cutting back somewhat here and there?

AMOS MCMULLIAN: Bob, we happen to be in a happy happenstance of needing more capacity. It varies from market-to-market and plant to plant and we may have some markets where we have better capacity utilization than others but by and large, we are short of capacity. We will have to add capacity in several of our markets, several of our product lines. And that will be part of our priorities going forward and I talked about capital spending earlier, and that we will have to add some production lines.

BOB CUMMINS: That's a good problem to have.

AMOS MCMULLIAN: I'll tell you.

BOB CUMMINS: Thank you.

OPERATOR: Thank you. Our next question is coming from Mitch Pinheiro of Janney Montgomery Scott. Please go ahead.

MITCH PINHEIRO: A follow-up. But first just a follow to Bob's question, or your answer in terms of needing more capacity. Would that mean that your sort of $40 million CAPEX rate, is that the maintenance rate or is there capacity expansion in that spending?

AMOS MCMULLIAN: That $40 million is both.

MITCH PINHEIRO: How would you term the maintenance level?

AMOS MCMULLIAN: I would expect a purely maintenance level to be 30 to $35 million a year. It will vary from year-to-year, it might be better to say 25 to $30 million on maintenance and then you'll have the rest will be--- If we build major plants, then obviously a plant will cost more than that.

MITCH PINHEIRO: Right. So do you anticipate, I know acquisitions and other things will change this but in the current setup, would you anticipate building a "Greenfield" plant or is the capacity expansion able to be satisfied through adding lines within existing facilities?

AMOS MCMULLIAN: It looks like at the moment that it will take both. That we'll have to add production lines in existing plants, and that we will also have to add plants. However, acquisitions could change that. You see, if you made an acquisition that might change what you needed in the way of plants.

MITCH PINHEIRO: Bishops went a long way, I believe, to adding to your snack cake capacity. Is that correct?

AMOS MCMULLIAN: It did add capacity but not excess capacity. Because it's essentially Bishop was making products we were not producing. So it was all new products to us and new customers in part. Of course, what we brought to the party was the ability to fill up whatever unused capacity that Bishop had so there's not going to be a lot of excess capacity at Bishop.

MITCH PINHEIRO: In terms of, are you guys going to provide historical quarterly numbers for us for 2002? Given, sort of, making Mrs. Smith's discontinued in those numbers?

AMOS MCMULLIAN: I don't know the answer to that. Jimmy?

JIMMY WOODWARD: Well, Mitch, as we file each Q, of course you'll see it. We have not made plans at this point to release all the quarters for 2002 at one time.

MITCH PINHEIRO: OK. It would be helpful, I hope you know.

JIMMY WOODWARD: I understand.

MITCH PINHEIRO: It gives a better understanding of where you were, what to expect.

JIMMY WOODWARD: Right. OK.

MITCH PINHEIRO: The other question is in your, what's called the unallocated corporate expense which is $8.4 million in the current quarter, do we annualize that number or were there some special, extra cost there?

JIMMY WOODWARD: Well we did have some cost at corporate due to activities going on. But keep in mind corporate also has some costs that we don't allocate down to the divisions in there so I would expect you to basically to be able to annualize that number.

MITCH PINHEIRO: And in terms of, you had a very good quarter on the top line. You talked about the cost of goods increase, higher ingredients and employer related. Flour, you know, the wheat crop looks pretty good here, at least it's in the ground and looks good. It's a long way to harvest, but so far so good. If Flowers, how much of that 110 basis point increase could be attributed to higher flour costs? And do you reflect in your guidance anticipating any perhaps more stable or perhaps lower flour?

AMOS MCMULLIAN: Well the one thing that you always have to be on guard against is a runaway wheat market, which adds to your costs that you can't pass on to customers or can't pass it on quickly. We have our hedging programs complete that and flour costs go up and down as we go. But we try to keep it from going up and down in small moves instead of large. But you've got other costs in there like pension costs and healthcare costs. They don't go up and down, they just go up. And flour goes at least up and down. So you've got some costs that you have to constantly work on. That's where your automation and your efficiencies come into play.

MITCH PINHEIRO: So in terms of flour. So what are you trying to say? Are you trying to say that you anticipate sort of these levels of flour for the rest of the year?

AMOS MCMULLIAN: Yes, that's it. You may have small moves but basically our flour cost is covered for the year.

MITCH PINHEIRO: And energy, does energy have an impact on the quarter?

AMOS MCMULLIAN: Energy does have an impact. We have a competitive advantage there and it impacts us less than our competition. But it clearly had an impact. That looks like it's improving on the gasoline and diesel fuel side. It has not improved on the natural gas side yet and may not over the remainder of this year. Maybe next year before that improves.

MITCH PINHEIRO: All right. Thank you very much.

JIMMY WOODWARD: Mitch, I may want to just remind everybody this is a 16-week accounting period that you're looking at which is part of what will be a 53-week year this year that we made note of that in the press release.

AMOS MCMULLIAN: So when you annualize don't multiply times four.

MITCH PINHEIRO: Got you.

OPERATOR: Thank you. Our next question is coming from Oona Elliott of Blackrock. Please go ahead.

OONA ELLIOTT, BLACKROCK: My question has been answered.

AMOS MCMULLIAN: Thank you.

OPERATOR: Thank you. I would like to turn the conference back to George Deese for his closing comments.

GEORGE DEESE: Thank you very much and thank you for your questions and your interest in our company. I think you can see that this management team has never felt better about our company. Flowers Foods does know baked foods. It's been the bread and butter for our company since its founding in 1919.

While our company has changed, our fundamental philosophy and our management team are still the same. Flowers' top management team has a depth of experience that is unusual in our industry today.

And we are committed to holding firm to operating philosophies that have created the competitive advantages we now enjoy. What are those advantages? It is our efficient and productive high-tech bakeries, the quality of our products and our strong brands. We have a highly motivated independent distributor network. We have an information technology in place that helps us serve our customers better than ever before. We are determined to hold tight to our competitive advantages and make them even greater. We will do that by continuing to do what has work so well for our company.

We will invest in our company, in our plants, our distribution systems and our information technology so that we remain the country's low cost producer and distributor of baked foods. We will invest in our brand supporting them through advertising and promotions as well as research and development so we can continue meeting our consumer's needs for new products.

We will give our customers what we like to call outrageously good service and help them improve their overall sales and profitability by building their overall bakery sales. We will invest in our employees so that Flowers Foods will continue to have the best people in the industry when it comes to experience, talent, dedication and motivation.

Finally we will not lose sight of our customers and consumers. We will strive to meet or exceed the expectations of everyone who buys or enjoys our baked products.

We're in a great position to grow our competitive advantages. Our new financial strength will allow us to continue to invest in our bakeries, brands and workforce. It also opens the door for more strategic acquisitions, and will allow us to pay dividends to our shareholders and when and if the time is right, we will buy back shares.

Through all these efforts we will continue building the value for our shareholders. We appreciate your interest in Flowers Foods and thank you very much for participating in today's call.

OPERATOR: Thank you, ladies and gentlemen. This does conclude this morning's conference call. You may disconnect your lines and have a wonderful day.

END

Statements contained in this transcript that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer's business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company's filings with the Securities and Exchange Commission.